Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126056) of CONSOL Energy Inc. of our report dated June 16, 2006 relating to the financial statements and supplemental schedule of the CONSOL Energy Inc. Investment Plan for Salaried Employees for the year ended December 31, 2005, which appears in this Form 11-K.

/s/ McCrory & McDowell LLC
Pittsburgh, Pennsylvania
June 28, 2006